CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Participants
Chemung Canal Trust Company
Profit Sharing, Savings, and Investment Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-104663) of Chemung Financial Corporation of our report dated June 27, 2022, relating to the financial statements and supplemental schedule of the Chemung Canal Trust Company Profit Sharing, Savings and Investment Plan which appear in this Form 11-K for the year ended December 31, 2021.

Elmira, New York
June 27, 2022